CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

Henry C. Pao and Deborah Y. Pao certify that:

1. They are the President and the Secretary, respectively, of Supertex, Inc., a California corporation.

2. Article Third of the Restated Articles of Incorporation of this corporation is amended to read as follows:

"THIRD: This corporation is authorized to issue only one class of shares of stock which shall be designated "common"; and the total number of authorized shares that this corporation is authorized to issue is 25,000,000.  Upon the effective date of this Amendment of Articles of Incorporation, each of the 1,258,652 shares of stock outstanding immediately prior to the effective date of this amendment, by reason of the filing of this amendment with the Secretary of State of California, shall be split, converted and reconstituted into five (5) shares of common stock."

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing Amendment of Articles of Incorporation of said corporation did not require the approval of the outstanding shares of the corporation because the amendment only effected a stock split.

Dated: April 1981

          Deborah Y. Pao. /Secretary

The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge. Executed at Sunnyvale, California on April 10, 1981.
Deborah Y .

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